Exhibit 99.11

Scage Future

2F, Building 6, No. 6 Fengxin Road

Yuhuatai District, Nanjing City

Jiangsu Province, 210012

People’s Republic of China

August 7, 2024

VIA EDGAR

United States Securities and Exchange Commission

Division of Corporation Finance

100 F Street, N.E.

Washington, DC 20549

Re: Scage Future – Registration Statement on Form F-4

Representation under Item 8.A.4 of Form 20-F (“Item 8.A.4”)

Ladies and Gentlemen:

Scage Future, a foreign private issuer organized under the laws of the Cayman Islands (the “Company”), is making this representation in connection with the Company’s filing on the date hereof of its registration statement on Form F-4, as amended (the “Registration Statement”), relating to the business combination transaction (the “Business Combination”) contemplated by a business combination agreement dated August 21, 2023 and amended on June 18, 2024 by and among (i) the Company, (ii) Finnovate Acquisition Corp, an exempted company incorporated with limited liability in the Cayman Islands, (iii) Hero 1, an exempted company incorporated with limited liability in the Cayman Islands and a wholly-owned subsidiary of the Company, (iv) Hero 2, an exempted company incorporated with limited liability in the Cayman Islands and a wholly-owned subsidiary of the Company and (v) Scage International Limited, an exempted company incorporated with limited liability in the Cayman Islands (the “Target”).

The Company has included in the Registration Statement (i) the Target’s audited consolidated financial statements as of and for the fiscal years ended June 30, 2023 and 2022, and (ii) the Target’s unaudited consolidated financial statements as of December 31, 2023 and for each of the six-month periods ended December 31, 2023 and 2022.

Item 8.A.4 of Form 20-F states that in the case of a nonpublic company registering its initial public offering of securities, the registration statement must contain audited financial statements of a date not older than 12 months from the date of the offering unless a representation is made pursuant to Instruction 2 to Item 8.A.4. The Company is making this representation pursuant to Instruction 2 to Item 8.A.4, as amended and effective on November 5, 2018, which provides that a company may instead comply with the 15-month requirement “if the company is able to represent that it is not required to comply with the 12-month requirement in any other jurisdiction outside the United States and that complying with the 12-month requirement is impracticable or involves undue hardship.”

The Company hereby represents that:

1.	The Company and the Target are not currently public reporting companies in any jurisdiction and are not required by any jurisdiction outside the United States to have audited financial statements as of a date not older than 12 months from the date of filing the Registration Statement.

2.	Compliance with Item 8.A.4 at present is impracticable and involves undue hardship for the Company and the Target.

3.	The Company does not anticipate that the Target’s audited financial statements for the fiscal year ended June 30, 2024 will be available until October 2024.

4.	In no event will the Company seek effectiveness of its Registration Statement on Form F-4 if the Target’s audited financial statements are older than 15 months.

The Company is filing this representation as an exhibit to the Registration Statement pursuant to Instruction 2 to Item 8.A.4.

Scage Future

By:	/s/ Chao Gao
Name:	Chao Gao
Title:	Director and Chief Executive Officer